Exhibit 5.1

CONYERS DILL & PEARMAN Commerce House, Wickhams Cay 1 PO Box 3140, Road Town, Tortola British Virgin Islands VG1110 T +1 284 852 1010 conyers.com

18 March 2026

Matter No.: 715159
1-345-814-7786
Cora.Miller@conyers.com

Meiwu Technology Company Limited

c/o Intershore Consult (BVI) Ltd.

Intershore Chambers

Road Town, Tortola

British Virgin Islands VG1110

Dear Sir / Madam:

Re: Meiwu Technology Company Limited (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with the Company’s filing of a shelf registration statement on form F-3 (Registration No. 333-2922111) as amended (the “Registration Statement”) and the prospectus supplement annexed thereto (the “Prospectus Supplement”) (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of a prospectus filed with and declared effective by the Commission on 24 February 2026, as amended by prospectus supplement dated 17 March 2026 (collectively, the “Prospectus”) relating to (i) an aggregate of 6,999,996 ordinary shares, no par value each of the Company (the “Ordinary Shares”), and (ii) 6,999,996 warrants to purchase up to 83,999,952 Ordinary Shares (the “Warrants” and together with the Ordinary Shares underlying the Warrants, the “Warrant Shares”), at the public offering price of US$2.00 per share (the Ordinary Shares, Warrants and Warrant Shars are hereinafter collectively referred to as the “Securities”), subject to and in accordance with the terms and conditions set out in the SPA (as the Ordinary Shares and Warrants), the Warrant and the Placement Agency Agreement (as each are defined below) (the “Offering”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

1.1.	the Registration Statement;

1.2.	the Prospectus and Prospectus Supplement ;

1.3.	the securities purchase agreement between the Company and each of the purchasers set out thereto dated 17 March 2026 (the “SPA”);

1.4.	the ordinary share purchase warrant between the Company and each of the holders set out thereto dated 18 March 2026 in respect of the Warrant Shares (the “Warrant”); and

1.5.	a placement agency agreement between the Company and Univest Securities, LLC dated 17 March 2026 (the “Placement Agency Agreement”).

The documents listed in items 1.1 through 1.5 above are herein sometimes collectively referred to as the “Transaction Documents” and the documents listed in items 1.3 through 1.5) above are herein sometimes collectively referred to as the “Securities Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.6.	a copy of the certificate of incorporation, certificates of name change, the amended and restated memorandum of association and amended and restated articles of association of the Company, as obtained from the Registrar of Corporate Affairs (British Virgin Islands) on 17 March 2026 (the “Constitutional Documents”);

1.7.	a copy of the unanimous written resolutions of the board of directors dated 17 March 2026 (the “Resolutions”);

1.8.	a certificate of good standing issued by the Registrar of Corporate Affairs (British Virgin Islands) and dated 17 March 2026 (the “Good Standing Certificate”);

1.9.	a certificate issued by Intershore Consult (BVI) Ltd., in its capacity as registered agent to the Company and dated 18 March 2026 (the “Registered Agent’s Certificate” and together with the Constitutional Documents, the Good Standing Certificate and the Resolutions, the “Corporate Documents”); and

1.10.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the accuracy, authenticity and completeness of the originals from which such copies were taken;

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2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the Transaction Documents, other than the Company, to enter into and perform its respective obligations under the Transaction Documents;

2.4.	the due execution and delivery of the Transaction Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

2.5.	the accuracy and completeness of all factual representations made in the Transaction Documents and other documents reviewed by us;

2.6.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7.	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

2.8.	that the Company will issue the Securities in accordance with, and in furtherance of, its objects as set out in its Constitutional Documents;

2.9.	that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

2.10.	that upon issue of any Securities to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.11.	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Securities of the Company;

2.12.	the Offering and the transactions contemplated under the Transaction Documents complies with the requirements of the applicable rules of the Nasdaq Stock Market;

2.13.	that at the time of and after entering into the Transaction Documents, the Company is and will be able to pay its liabilities as they become due;

2.14.	the Company has not taken any action to appoint a restructuring officer;

2.15.	the validity and binding effect under the laws of the United States of America of the Transaction Documents and that the Transaction Documents will or have been duly filed with and declared effective by the Commission prior to, or concurrent with, the sale and/or issuance of the Securities (as applicable) pursuant to the Registration Statement;

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2.16.	the Company has, and will have sufficient authorized capital to effect the issue of each of the Securities at the time of issuance pursuant to the Transaction Documents, whether as a principal issue or on the exercise of a Warrant;

2.17.	that there is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the documents reviewed by us;

2.18.	each of the Transaction Documents reviewed by us are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands); and

2.19.	save for the Corporate Documents and the statutory registers of the Company, there are no records of the Company, resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the documents reviewed by us or restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein.

3.	QUALIFICATIONS

3.1.	We express no opinion with respect to the issuance of Securities to any provision of the Transaction Documents that purports to obligate the Company to issue Securities following the commencement of a winding up or liquidation of the Company.

3.2.	When used herein, the term “non-assessable” means that no further sums are required to be paid by the holders of Ordinary Shares or Preferred Shares in connection with the issue thereof.

3.3.	Under British Virgin Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the British Virgin Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

3.4.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands.

3.5.	This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.

3.6.	This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering and issuance of the Securities by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

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4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands government authority or to pay any British Virgin Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

4.2.	When issued and paid for as contemplated by the Transaction Documents and the Constitutional Documents, and recorded in the register of members of the Company, the Ordinary Shares and Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to references of our firm under the headings “Legal Matters” and “Enforceability of Civil Liabilities”. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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